Exhibit 99.1

NEWS RELEASE

Contact:
Kevin Wolf
@Road Corporate Communications
(650) 270-3023
kwolf@road-inc.com

@Road® Expands Intellectual Property Portfolio with Eighth Awarded Patent

Invention details method for communicating
location-relevant information to mobile workers

Fremont, CA – April 3, 2003 – @Road (Nasdaq: ARDI), a leading provider of location-enhanced wireless Internet solutions for mobile resource management (MRM), today announced it has been awarded a patent by the U.S. Patent and Trademark Office. Patent number 6,529,159 is titled “Method for distributing location-relevant information using a network.” This patent is the eighth awarded to @Road and the second since the beginning of the year. @Road has 34 additional patents pending in jurisdictions throughout the world.

The invention upon which this latest patent is based describes a method for communicating valuable business information to mobile workers based on their position in the field at a given time. This technique is accomplished by using the Global Positioning System (GPS) satellite network to identify the location of the mobile worker, then transmitting this information via wireless network to a database, where it is automatically analyzed and matched to other data about that location which is already in the system.

For example, prior to a business trip, a traveling salesperson can enter itinerary information into a database from a desktop terminal. Data can be input graphically using an interface that displays a map or by specifying each location’s street address. The system can easily convert the street addresses or map coordinates in the itinerary into corresponding GPS positions. The salesperson can access the itinerary from a mobile unit while on the road and can query the database for location-relevant information, such as detailed directions and estimated travel time.

The mobile worker could access other types of location-relevant information from the database, such as traffic conditions and local points of interest data. Mobile workers may receive this information in the form of audio, text or graphical messages sent over the network. Since the location-relevant information may be proprietary – for example, a customer list – access can be limited to only authenticated and authorized individuals.

According to another aspect of the invention, a method is provided for conducting a business or financial transaction over a wireless network. For instance, a mobile worker from a courier service may have in his possession a package that requires proof of delivery. The sender of the package may wish to be alerted when the recipient claims the package. Using GPS to determine the position of the worker, the sender can validate when the package reaches its destination, that the package was delivered to the proper location and, with the help of a system for capturing digital signatures, that the recipient has signed for the package. Thus, the invention provides a simple and efficient method for using a hosted application that integrates positioning systems, wireless communications and the Internet to conduct business in the field.

“Our intellectual property portfolio is among our most valued assets,” said Krish Panu, CEO of @Road. “We view the conversion of our inventions into patents as a process by which we distill innovation into new and richer MRM services while creating a defendable competitive barrier-to-entry. We believe these efforts continuously strengthen our technology leadership position and increase the company’s value.”

About @Road
@Road (Nasdaq: ARDI) is a leading provider of mobile resource management (MRM) services, a rapidly growing category of productivity solutions integrating location technologies, wireless communications, transaction processing, software applications and the Internet to help companies better manage mobile workers. Any size organization, in any industry or public sector, in which improving the productivity of mobile workers has an impact on revenue, expenses, customer service and competitive advantage, will benefit from @Road MRM services. Because @Road offers MRM services on a hosted basis, customers avoid expensive and complex software and IT infrastructure investments. Since @Road delivers services using a pay-

as-you-go subscription model, customers experience an immediate and measurable return-on-investment.

@Road delivers its MRM services to over 90,000 mobile workers in North America every day. The company has headquarters in Fremont, CA, and secure networked data centers on both U.S. coasts. For more information, visit the @Road web site at www.atroad.com.

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@Road is a registered trademark of At Road, Inc.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the ability of @Road to successfully develop, market, deliver and support services based upon the @Road patent portfolio, the ability of @Road to obtain patents for its inventions, the value, strength or validity of the @Road patent portfolio, and general economic and political conditions. Further information regarding these and other risks is included in the @Road Report on Form 10-K dated March 31, 2003 and in its other filings with the Securities and Exchange Commission. @Road undertakes no obligation to update the forward-looking statements contained in this press release.